SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 14, 2006

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Aug. 14, 2006, the Minnesota Public Utilities Commission (MPUC) voted on the electric rate case filing of Northern States Power Co., a Minnesota corporation (NSP-Minnesota). NSP-Minnesota is a wholly owned subsidiary of Xcel Energy Inc.  NSP-Minnesota initially requested an increase in annual revenues of approximately $168 million or 8 percent.  During the evidentiary process, NSP-Minnesota subsequently modified its request to seek approximately $154 million due to changes in the level of accruals required for decommissioning and depreciation expense ordered by the MPUC in separate proceedings.  As a result of the August 14th vote, NSP-Minnesota expects that the written order will authorize a base rate increase for 2006 of approximately $131 million, which will be reduced to approximately $115 million in 2007.

The MPUC approved a 51.67 percent equity ratio and a return on equity of 10.54 percent.  In addition, the MPUC adopted a settlement under which most of NSP-Minnesota’s wholesale margins achieved (approximately $16 million budgeted in 2006) will be credited to customers through the fuel clause adjustment mechanism beginning in 2006 and continuing in future years.  The MPUC rejected the Office of Attorney General’s request to move to a consolidated actual-taxes-paid approach on income taxes and approved continued use of the stand-alone method for ratemaking.  The MPUC also adopted the recommendation of the Department of Commerce and the administrative law judge to create two test year deficiencies, one for 2006 and one for 2007 to reflect revenues resulting from the return of a large customer, Flint Hills, beginning Jan. 1, 2007.  In addition, the MPUC rejected NSP-Minnesota’s request to recover an additional increase of $2 million in its tree-trimming budget.

The MPUC is expected to issue an order in early September, and all parties will have an opportunity to seek reconsideration of this order.  A final order after reconsideration is expected in November.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

August 16, 2006